Exhibit 3.11

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

• First: The name of the limited liability company is GLCC, LLC
.

• Second: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808 .

The name of its Registered agent at such address is Corporation Service Company .

• Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is Perpetual .”

• Fourth: (Insert any other matters the members determine to include herein.)

None

In Witness Whereof, the undersigned have executed this Certificate of Formation of GLCC, LLC this 15 day of March, 20 2004.

BY:	Paul Brown

Authorized Person(s)

NAME:	Manager
Type or Print

Certificate of Amendment to Certificate of Formation

of

GLCC, LLC

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “limited liability company”) is GLCC, LLC.

2. The certificate of formation of the limited liability company is hereby amended by striking out Article I thereof and by substituting in lieu of said Article I the following new Article I:

“The name of the limited liability company shall be GLCC Laurel, LLC,”

The effective time of the amendment herein certified shall be upon filing of this Certificate of Amendment to Certificate of Formation.

Executed on March 23, 2004.

Paul Brown, Authorized Person

INDY 1340536v1

CERTIFICATE OF MERGER

OF

LAUREL ASSETS, LLC

INTO

GLCC LAUREL, LLC

Pursuant to Sec. 18-209 of the Delaware Limited Liability Company Act, the undersigned surviving limited liability company submits the following Certificate of Merger for filing and certifies that:

1. The name and jurisdiction of formation or organization of the limited liability companies which are to merge are:

Name	Jurisdiction

Laurel Assets, LLC	Delaware
GLCC Laurel, LLC	Delaware

2. An agreement of merger has been approved and executed by each of the domestic limited liability companies which are to merge.

3. The name of the surviving limited liability company is: GLCC Laurel, LLC

4. The merger shall become effective immediately upon the filing of this certificate of merger.

5. The agreement of merger is on file at a place of business of the surviving limited liability company which is located at

One Great Lakes Boulevard
West Lafayette, IN 47906

6. A copy of the agreement of merger will be furnished by the surviving limited liability company, on request and without cost, to any member of any domestic limited liability company or any person holding an interest In any other business entity which is to merge.

DE LLC into LLC Certificate of Merger

IN WITNESS WHEREOF, this Certificate of Merger has been duly executed as of the 23rd day of April, 2004, and is being filed in accordance with Sec. 18-209 of the Act by an authorized person of the surviving limited liability company in the merger.

GLCC LAUREL, LLC

Harold James, General Manager